UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DITECH NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)

LAMASSU HOLDINGS L.L.C. TIMOTHY LEEHEALEY SAMUEL HEALEY FRANK J. SANSONE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Lamassu Holdings L.L.C., together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of Ditech Networks, Inc., a Delaware Corporation.

Item 1:  On July 16, 2009, Lamassu issued the following press release:

Lamassu Holdings LLC Files an Open Letter to the Board of Directors of Ditech Networks, Inc.

Criticizes Board’s Continued Support of Excessive Spending and Speculative Investing

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Lamassu Holdings, LLC (“Lamassu”) has sent the following letter to the Board of Directors of Ditech Networks, Inc. (NASDAQ:DITC - News) (“Ditech Networks”) Members of the Board:

Over the past month a significant number of shareholders have either publicly, through filings, or privately rejected your leadership by expressing their support for Lamassu’s director nominees. Instead of listening to these shareholders and correcting your course, you push forward spending as though Ditech Networks has money to burn, adding to the amount of money you have already lost for shareholders during your tenure. Your recent decision to tie executive compensation to a level of investment associated with mStage/toktok, an unproven technology that to date has produced no revenues and has no immediate prospects, is outrageous and limits management’s ability to make the hard but intelligent decisions to reduce investment in that technology if its prospects for revenue continue to be elusive. With this measure we believe you have aggressively overstepped the bounds of good corporate governance and have clearly violated your fiduciary responsibility.

Investors in Ditech Networks (NASDAQ: DITC - News) are not venture capitalists and did not sign up for this type of speculative investing with such a large portion of the Company’s assets. Management needs to have the latitude to make the decisions that are appropriate given the revenue prospects of each product and the Board should ensure that no individual investment puts the Company in as much jeopardy of total failure as the mStage/toktok investment does.

In addition, given the level of support for Lamassu’s slate of director nominees, we remain completely perplexed by your apparent desire to engage in a pointless proxy fight and waste Company resources to protect your own interests. It is obvious shareholders will aggressively reject the idea of spending millions of dollars of their money in this manner when the addition of Lamassu’s nominees to the Board will clearly provide a much needed new perspective that is not steeped in the countless mistakes of the past or married to visions and dreams that produce little or nothing in the way of actual revenue.

For the sake of all investors we encourage you to radically alter your behavior and begin listening to shareholders as opposed to pursuing your own interests and extremely risky agendas. While you personally will not be significantly harmed if mStage/toktok is unsuccessful and Ditech Networks ultimately fails, many investors are not in a position to so casually lose their money.

Sincerely Lamassu Holdings, LLC

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lamassu Holdings L.L.C. (“Lamassu”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of Ditech Networks, Inc., a Delaware Corporation (the “Company”).

LAMASSU STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PRELIMINARY PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Lamassu Holdings L.L.C. (“Lamassu”), Tim Leehealey, Sam Healey and Frank J. Sansone. As of the date of this filing, Lamassu beneficially owns 2,399,845 shares of common stock of the Company (the “Shares”), constituting approximately 9.1% of the Shares outstanding.

Tim Leehealey and Sam Healey act as the managing members of Lamassu and, as a result, Tim Leehealey and Sam Healey may be deemed to control such entity. Accordingly, Tim Leehealey and Sam Healey may be deemed to have a beneficial interest in the Shares beneficially owned by Lamassu.

As of the date of this filing, Mr. Sansone does not beneficially own any Shares.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the Shares beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

Contact:

B. Riley & Co., LLC

Wes Cummins, 310-966-1444